Exhibit 99.1

INTERNATIONAL GAME TECHNOLOGY REPORTS
FIRST QUARTER FISCAL YEAR 2005 RESULTS

     (Reno, NV – January 20, 2005) – International Game Technology (NYSE: IGT) today reported its operating results for the first quarter ended December 31, 2004.

First quarter highlights:

•	Cash flows from operations up 13% to $153.7 million

•	Income from continuing operations up 5% to $122.4 million

•	Record revenues of $641.2 million, up $33.1 million

•	Record worldwide unit sales of 55,300 machines, up 20%

     “We saw strong operating cash flows during the quarter at IGT. Our results demonstrate that despite a slowdown in domestic machine demand, we continue to execute on our strategy to grow the profitability of our international business and our efforts to expand the contribution from non-machine product sales. Further, IGT’s strong financial position and pipeline of highly anticipated new MegaJackpots® products to be rolled out later this year should further enhance our strong cash flows,” said TJ Matthews, IGT’s Chief Executive Officer.

     First quarter income from continuing operations was $122.4 million or $0.33 per diluted share, an increase from $116.7 million or $0.32 in the prior year quarter. Net income for the quarter was $122.4 million or $0.33 per diluted share versus $176.3 million or $0.48 per diluted share in the prior year quarter.

     In the current quarter, we adopted EITF 04-8, The Effect of Contingently Convertible Debt on Diluted Earnings Per Share, requiring that convertible shares be included in diluted earnings per share regardless of whether the conversion event has occurred. Accordingly, we restated the first quarter of 2004 to include the impact of an additional 20.5 million shares related to our outstanding convertible debentures, previously excluded because the conversion event had not occurred. Fiscal 2004 first quarter results included income from discontinued operations of $59.7 million or $0.16 per diluted share, incorporating an after-tax gain of $56.8 million related to the sale of IGT OnLine Entertainment Systems (OES).

© 2005 IGT. All rights reserved.

International Game Technology Reports
First Quarter Fiscal Year 2005 Results

     As a result of our 52/53-week fiscal years, fiscal 2004 contained 53 weeks versus the normal 52 weeks for fiscal 2005. As a result, the current year quarter was 13 weeks in length compared to the 14 weeks for the first quarter of fiscal 2004. This primarily impacted gaming operation revenues by approximately $19.9 million, gross profit by approximately $11.1 million and operating expenses by approximately $8.0 million in the prior year quarter.

Product Sales

IGT Product Sales Summary

	Quarters Ended
	December 31,
	2004	2003
Revenues (in millions)
North America	$182.1	$236.9
International	172.2	93.6

Total	$354.3	$330.5

Gross Margin
North America	55%	53%
International	37%	44%
Total	46%	50%

Units Shipped
North America	14,700	22,600
International	40,600	23,500

Total	55,300	46,100

Average Revenue Per Unit (ARPU)
North America	$12,400	$10,500
International	4,200	4,000
Total	6,400	7,200

     Worldwide product sales revenues totaled a record $354.3 million, an increase of 7% over $330.5 million in the prior year quarter, primarily from strong results in our international markets, most notably Japan. Consolidated gross profit on product sales decreased slightly for the quarter to $163.6 million versus $166.2 million in the prior year quarter. Consolidated gross margins on product sales at

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International Game Technology Reports
First Quarter Fiscal Year 2005 Results

46% in the current quarter were down from 50% in the prior year quarter due to a higher mix of international sales.

     International product sales revenues were a record at $172.2 million, an increase of 84% from $93.6 million in the same quarter last year. Gross margin for international product sales was 37% in the current quarter, down from 44% in the prior year quarter. Our record international results were due to sales of The Terminator™ pachisuro machine in Japan, our most successful game title ever at 29,600 units during the quarter. The higher mix of lower margin pachisuro machines led to the decline in gross margin for the quarter.

     “We are extremely pleased with the efforts and results of our IGT-Japan team. The success of The Terminator™ product follows our previous record-setting game, Nobunaga™, in the first quarter of last year and represents our inaugural game introduction as part of our relationship with Sega Sammy Holdings Inc. (Sammy). Sammy is the most successful manufacturer in the Japanese pachisuro market, and we look forward to working with them on our future game releases,” added Matthews.

     In North America, product sales revenues of $182.1 million were down from $236.9 million in the prior year quarter. Gross profit margins on North America product sales were 55% for the current quarter versus 53% in the prior year quarter. While revenues in North America decreased as a result of slowing demand for TITO-related replacement machines, margins improved due to higher pricing realization, as well as an increased mix of systems revenues and game theme conversion kit sales.

Gaming Operations

     Revenues from gaming operations totaled $286.9 million in the current quarter, an increase of 3% from $277.6 million in the first quarter of fiscal 2004 mostly due to increased machine placements. Quarterly gross profit from gaming operations was down 3% at $149.5 million compared to $154.8 million in the prior year quarter. Gross profit margins for gaming operations totaled 52% for the current quarter versus 56% in the same prior year period. The quarter-over-quarter

© 2005 IGT. All rights reserved.

International Game Technology Reports
First Quarter Fiscal Year 2005 Results

decrease in margin resulted primarily from the consolidation of our variable interest entities (VIE’s) and higher machine removal costs.

     IGT’s installed base of recurring revenue machines ended the current quarter at 37,000, an increase of 2,600 units from the same quarter last year and a decrease of 200 from the immediately preceding quarter. The year over year growth resulted from additional placements in the video lottery markets of New York, Delaware, and Rhode Island, the Native American markets of Florida and Oklahoma, and the charitable video bingo market of Alabama. IGT also continues to work to place its highest yielding games on casino floors, partially by managing the removal of lower yielding units.

Operating Expenses and Other Income/Expense

     Total operating expenses increased $4.5 million to $123.3 million in the current quarter compared to the same period in fiscal 2004, primarily related to increased selling, general and administrative costs (SG&A), offset partially by a decrease in bad debt expense. SG&A expense increased due to the inclusion of an additional month of Acres Gaming, Inc. in the current quarter and higher international related expenses. Bad debt expense was lower due to a higher mix of international receivables. International receivables grew as a result of our success in Japan and carry a lower risk as they are secured by promissory notes. Operating expenses totaled 19% of revenues for the quarter, down from 20% of revenues in the prior year period.

     Other income, net, totaled $1.6 million for the current quarter compared to a net expense of $15.6 million in the prior year quarter, as a result of reduced interest expense related to the redemption of senior notes issuances that were outstanding in the prior year quarter.

Cash Flows & Balance Sheet

     During the quarter, we generated $153.7 million in cash flows provided by operating activities on net income of $122.4 million. Working capital was $1.0 billion at December 31, 2004, compared to $0.9 billion at September 30, 2004.

© 2005 IGT. All rights reserved.

International Game Technology Reports
First Quarter Fiscal Year 2005 Results

     Cash and equivalents increased to $876.1 million at December 31, 2004, up from $765.1 million at September 30, 2004, primarily as a result of continued strong cash flows from operations. Long-term debt totaled $794.4 million at December 31, 2004 compared to $791.8 million at September 30, 2004.

     Capital expenditures totaled $44.4 million during the quarter, up from $37.9 million in the prior year quarter. Construction costs for our Reno facility expansion and Las Vegas campus development, along with increased spending on intellectual property, comprised most of the increase.

Capital Deployment

     On December 8, 2004, our Board of Directors declared a quarterly cash dividend of $0.12 per share that was paid on January 4, 2005 to shareholders of record on December 21, 2004.

     The remaining share repurchase authorization under IGT’s stock repurchase program totaled 35.8 million shares at December 31, 2004. No shares were repurchased during the quarter.

     As previously announced on December 30, 2004, International Game Technology will host a conference call regarding its First Quarter Fiscal Year 2005 earnings release on Thursday, January 20, 2005 at 6:00 a.m. (Pacific Standard Time) with TJ Matthews, Chief Executive Officer, and Maureen T. Mullarkey, Chief Financial Officer, of International Game Technology. The access numbers are as follows:

Domestic callers dial 888-928-9122, passcode IGT
International callers dial 712-257-2022, passcode IGT

     The conference call will also be broadcast live over the Internet. A link to the webcast can be obtained by visiting our website at http://www.IGT.com/InvestorRelations. Minimum requirements to listen to the broadcast include Windows Media Player and at least a 28.8Kbps connection to the Internet. If you are unable to participate during the live webcast, the call will be archived at http://www.IGT.com/InvestorRelations until Friday, January 28, 2005.

© 2005 IGT. All rights reserved.

International Game Technology Reports
First Quarter Fiscal Year 2005 Results

     Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 8:00 a.m. (Pacific Standard Time) on Thursday, January 20, 2005. This replay will run through Friday, January 28, 2005. The access numbers are as follows:

Domestic callers dial 800-234-7802
International callers dial 402-220-9690

     In this release, we make some “forward looking” statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as: anticipate; believe; could; estimate; expect; intend; may; plan; predict; project; forecast; on track; continue; and other similar terms and phrases including references to assumptions. These phrases and statements include, but are not limited to, the following:

•	we continue to execute on our strategy to grow the profitability of our international business and our efforts to expand the contribution from non-machine product sales

•	IGT’s strong financial position and pipeline of highly anticipated new MegaJackpots® products to be rolled out later this year should further enhance our strong cash flows

•	IGT also continues to work to place its highest yielding games on casino floors, partially by managing the removal of lower yielding units

     Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT’s products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of terrorist-related events on play per game and capital equipment purchases by casinos across our jurisdictions, a change in the appeal of Ticket-In, Ticket-Out technology, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, and the uncertainties generally associated with the development, manufacture and sales of gaming machines and systems. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT’s business and financial results are included in our most recent Annual Report on Form 10-K and other public filings made with the Securities and Exchange Commission.

     IGT (www.IGT.com) is a world leader in the design, development and manufacture of microprocessor-based gaming and video lottery products and software systems in all jurisdictions where gaming or video lottery is legal.

     Contact: Patrick Cavanaugh, Director of Investor Relations, 866-296-4232

© 2005 IGT. All rights reserved.

International Game Technology Reports
First Quarter Fiscal Year 2005 Results

Unaudited Condensed Consolidated Statements of Income

	Quarters Ended
	December 31,	December 31,
	2004	2003

(In thousands, except per share amounts)

Revenues
Product sales	$354,277	$330,483
Gaming operations	286,928	277,578

Total revenues	641,205	608,061

Costs and operating expenses
Cost of product sales	190,708	164,253
Cost of gaming operations	137,474	122,742
Selling, general and administrative	74,335	67,706
Depreciation and amortization	16,585	13,805
Research and development	31,713	31,707
Provision for bad debts	667	5,605

Total cost and operating expenses	451,482	405,818

Operating income	189,723	202,243

Other income (expense), net	1,596	(15,590)

Income from continuing operations before tax	191,319	186,653

Provision for income taxes	68,875	69,995

Income from continuing operations	122,444	116,658

Discontinued operations, net of tax	—	59,666

Net income	$122,444	$176,324

Basic earnings per share
Continuing operations	$0.35	$0.34
Discontinued operations	—	0.17

Net income	$0.35	$0.51

Diluted earnings per share
Continuing operations	$0.33	$0.32
Discontinued operations	—	0.16

Net income	$0.33	$0.48

Weighted average shares outstanding
Basic	345,856	345,408
Diluted	374,103	375,141

© 2005 IGT. All rights reserved.

International Game Technology Reports
First Quarter Fiscal Year 2005 Results

Unaudited Condensed Consolidated Balance Sheets

	December 31,	September 30,
	2004	2004

(In thousands)

Assets
Current assets
Cash and equivalents	$876,108	$765,051
Receivables, net	447,741	414,916
Inventories	171,627	165,601
Other	167,113	164,136

Total current assets	1,662,589	1,509,704

Long-term notes and contracts receivable, net	95,897	87,284

Property, plant and equipment, net	338,350	329,058

Investments to fund liabilities to jackpot winners	474,818	468,238

Goodwill and intangibles, net	1,295,335	1,293,758

Other assets	142,419	184,922

Total assets	$4,009,408	$3,872,964

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term notes payable	$32,634	$103
Accounts payable	73,063	85,692
Jackpot liabilities	211,194	209,205
Accrued income taxes	29,819	7,537
Accrued interest	5,087	3,838
Accrued dividends	41,637	41,531
Other	196,719	212,103

Total current liabilities	590,153	560,009

Long-term notes payable, net of current maturities	794,402	791,848

Long-term jackpot liabilities	511,333	510,057

Other liabilities	34,693	34,401

Total liabilities	1,930,581	1,896,315

Total stockholders’ equity	2,078,827	1,976,649

Total liabilities and stockholders’ equity	$4,009,408	$3,872,964

© 2005 IGT. All rights reserved.

International Game Technology Reports
First Quarter Fiscal Year 2005 Results

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	December 31,	December 31,
	2004	2003

(In thousands)

Operations
Net income	$122,444	$176,324
Gain on sale of discontinued operations	—	(92,050)
Depreciation, amortization and other non-cash items	55,097	51,044
Changes in operating assets and liabilities:
Receivables	(40,392)	(8,933)
Inventories	(9,219)	(20,166)
Prepaid and other assets	7,561	3,540
Income taxes payable and deferred	53,727	74,555
Accounts payable and accrued liabilities	(33,661)	(52,902)
Jackpot liabilities	(1,821)	2,945

Net cash from operations	153,736	134,357

Investing
Capital expenditures	(44,367)	(37,867)
Proceeds from sale of discontinued operations	—	143,000
Net proceeds from (purchases of) investments to fund jackpots	491	(1,683)
Acquisition of business	(3,550)	(109,653)
Other investing activities	774	12,008

Net cash (used for) from investing	(46,652)	5,805

Financing
Net proceeds from borrowings	32,290	4,048
Dividends paid	(41,537)	(69,183)
Proceeds from employee stock plans	10,316	11,692

Net cash from (used for) financing	1,069	(53,443)

Effect of foreign exchange rates on cash	2,904	1,688

Net change in cash and equivalents	111,057	88,407

Beginning cash and equivalents	765,051	1,311,558

Ending cash and equivalents	$876,108	$1,399,965

© 2005 IGT. All rights reserved.

International Game Technology Reports
First Quarter Fiscal Year 2005 Results

Unaudited Supplemental Data

	Quarters Ended
Calculation of Earnings Per Share	December	December
From Continuing Operations	2004	2003

(In thousands, except per share amounts)

Income from continuing operations	$122,444	$116,658
After-tax interest expense on convertible debentures	2,352	2,328

Diluted EPS Numerator	$124,796	$118,986

Basic weighted average common shares outstanding	345,856	345,408
Dilutive effect of stock options	7,716	9,202
Dilutive effect of convertible debentures	20,531	20,531

Diluted EPS Denominator	374,103	375,141

Basic earnings per share	$0.35	$0.34
Diluted earnings per share	$0.33	$0.32

	Quarters Ended
	December	December
Reconciliation of Net Income to EBITDA	2004	2003

(In thousands)

Net Income	$122,444	$176,324
Discontinued operations after-tax	—	(59,666)
Provision for income taxes	68,875	69,995
Other (income) expense, net	(1,596)	15,590
Depreciation and amortization	42,482	35,187
Stock-based compensation	1,110	1,246

EBITDA	$233,315	$238,676

EBITDA (earnings before interest, taxes, depreciation and amortization, stock-based compensation, other expense, net, and discontinued operations) is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our financial performance. EBITDA provides useful information to investors regarding our ability to service debt. EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

© 2005 IGT. All rights reserved.

International Game Technology Reports
First Quarter Fiscal Year 2005 Results

Unaudited Supplemental Data (continued)

	Quarters Ended
	December	December
Calculation of Free Cash Flow	2004	2003

(In thousands)

Net cash from operations	$153,736	$134,357
Investment in property, plant and equipment	(15,249)	(7,099)
Investment in gaming operations equipment	(26,435)	(29,338)
Investment in intellectual property	(2,683)	(1,430)

Subtotal	109,369	96,490

Dividends paid	(41,537)	(69,183)

Free Cash Flow	$67,832	$27,307

Free cash flow is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate the discretionary amount of our net cash from operations. Net cash from operations is reduced by amounts expended for capital expenditures and dividends paid. Free cash flow should not be construed as an alternative to net cash from operations or other cash flow measurements determined in accordance with generally accepted accounting principles. All companies do not calculate free cash flow in the same manner and IGT’s presentation may not be comparable to those presented by other companies.

© 2005 IGT. All rights reserved.